Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
Turtle Beach Corporation
San Diego, California
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-188389 and File No. 333-173017) and Registration Statements on Form S-8 (File No. 333-171838, File No. 333-181653, File No. 333-188390, and File No. 333-193982) of Turtle Beach Corporation of our report dated March 28, 2014 (March 30, 2015 as to Note 10 and Supplemental Schedule) relating to the consolidated financial statements of VTB Holdings, Inc. as of and for the year ended December 31, 2013, which is contained in this Annual Report on Form 10-K of Turtle Beach Corporation.
/s/ FREED MAXICK CPAs, P.C.
Buffalo, New York
March 30, 2016